Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class Y Shares Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C, and Class Y Shares Statement of Additional Information and to the incorporation by reference of our report, dated November 24, 2010, on the financial statements and financial highlights of Pioneer Value Fund included in the Annual Report to the Board of Trustees and Shareowners for the year ended September 30, 2010 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 71 to the Registration Statement (Form N-1A, No. 811-01835) of Pioneer Value Fund.



/s/ ERNST & YOUNG LLP
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Boston, Massachusetts
January 24, 2011